Exhibit 3(i)

ARTICLES OF AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF PRECISION CASTPARTS CORP.

Pursuant to ORS 60.447, Precision Castparts Corp., an Oregon corporation (the “Company”), has adopted an Amendment to its Restated Articles of Incorporation, as amended (the “Articles”).

1.	The name of the Company before the amendment was Precision Castparts Corp.

2.	Section 1 of Article II of the Articles is hereby amended to provide in its entirety as follows:

“The aggregate number of shares that the corporation shall have the authority to issue is four hundred fifty-one million (451,000,000) shares, divided into four hundred fifty million (450,000,000) shares of Common Stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value.”

3.	The amendment was adopted on August 16, 2006.

4.	Shareholder action was required to adopt the amendment. The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast “for”	Number of votes cast “against”
Common Stock	135,276,274	135,276,274	123,102,349	2,641,832

DATED: August 17, 2006

PRECISION CASTPARTS CORP.

By:	/s/ Roger A. Cooke
Roger A. Cooke
Vice President—Regulatory and Legal Affairs